Name of Registrant:
Templeton Dragon Fund, Inc.

File No. 811-08394

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Dragon Fund, Inc. (the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on May 27, 2011. The purposes of the meeting was to elect four (4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Harris J. Ashton, Frank J. Crothers, J. Michael Luttig, and Constantine D. Tseretopoulos.*
No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:


Prosposal 1.  The election of four Directors:


                               % of      % of               % of  % of Shares
                           outstanding  Shares        outstanding Present and
Term Expiring 2014   For      Shares    Voted  Withheld   Shares     Voting

Harris J. Ashton  21,213,834   56.01%   65.16%  11,344,743  29.96%   34.84%
Frank J. Crothers 21,333,535   56.33%   65.52%  11,225,042  29.64%   34.48%
J. Michael Luttig 21,378,225   56.45%   65.66%  11,180,352  29.52%   34.34%
Constantine D.
Tseretopoulos     21,299,928   56.24%   65.42%  11,258,649  29.73%   34.58%

*Ann Torre Bates, Edith E. Holiday, Charles B. Johnson,Gregory E. Johnson, David W. Niemiec, Frank A. Olson, Larry D. Thompson and Robert E. Wade.


Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011.

	Shares Voted	% of outstanding Shares	    % of Voted Shares
For       32,219,280              85.07%                   98.96%
Against      188,739               0.50%                    0.58%
Abstain      150,558               0.40%                    0.46%
Total     32,558,577              85.97%                  100.00%